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                                                                 Exhibit 11

                  Motorola, Inc. and Consolidated Subsidiaries
    Primary and Fully Diluted Earnings Per Common and Common Equivalent Share
                     (In millions, except per share amounts)
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                                                    For the Years Ended
                                                  ------------------------
                                                    Dec. 31,     Dec. 31,
                                                     1994         1993
                                                  ------------------------
Net Income                                           $ 1,560     $ 1,022
Add:
Interest on Zero coupon notes due
     2009 and 2013, net of tax and
     effect of executive incentive and
     employee profit sharing plans                       12         15
                                                      -------   --------
Adjusted net income                                  $ 1,572   $  1,037
                                                      -------   --------
                                                      -------   --------

EARNINGS PER COMMON AND COMMON
         EQUIVALENT SHARE - PRIMARY:
Weighted average common shares
     outstanding                                      564.9        548.8
Common equivalent shares:
     Stock options                                     13.4         12.9
     Zero coupon notes due 2009 and 2013               13.4         20.9
Common and common equivalent
     shares-primary (in millions)                      591.7        582.6
                                                      -------     --------
Net earnings per share - primary                    $  2.66      $   1.78
                                                      -------     --------
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EARNINGS PER COMMON AND COMMON
         EQUIVALENT SHARE - FULLY DILUTED:
Weighted average common shares
     outstanding                                      564.9         548.8
Common equivalent shares:
     Stock options                                      14.4         14.0
     Zero coupon notes due 2009 and 2013                13.4         20.9
Common and common equivalent
     shares-fully diluted (in millions)                 592.7        583.7
                                                      --------     --------
Net earnings per share - fully diluted              $    2.65    $   1.78
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